THIS AMENDED NOTE HAS not BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS AMENDED NOTE UNDER SUCH ACT UNLESS SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE ACT.

AMENDED and restated REVOLVING CREDIT NOTE

$1,440,000	March 29, 2013

FOR VALUE RECEIVED, the undersigned, XZERES CORP., a Nevada corporation (the “Maker”), hereby promises to pay to HANOVER HOLDINGS I, LLC, a New York limited liability company (“Lender”), or registered assigns (hereinafter, collectively with Lender, referred to as the “Payee”), on the June 30, 2014 (the “Maturity Date”), or sooner by reason of an Event of Default or required payment in accordance with the terms of that certain Revolving Credit and Term Loan Agreement dated as of August 1, 2012 by and between Lender and the Maker (as same may be amended, modified, supplemented and/or restated from time to time, the “Loan Agreement”) and this Amended and Restated Note the principal sum of One Million Four Hundred Forty Thousand ($1,440,000) Dollars together with interest (computed as hereinafter provided) on any and all principal amounts outstanding hereunder from time to time from the date hereof until payment in full hereof, at a rate per annum equal to sixteen percent(16%) cash on cash in accordance with the Payment and Amortization Schedule annexed hereto as Exhibit A. All interest shall be computed on the daily unpaid principal balance of each outstanding Drawdown hereunder based on a three hundred sixty (360) day year.

The Maker had previously issued a Revolving Credit Note dated August 1, 2012 to Lender (the “Original Note”). Under the Original Note, the Maker has drawn down an aggregate amount of $1,440,000. Subsequent to the issuance of the Original Note, Maker breached a number of its obligations under the Original Note and the other Loan Documents. In this regard, the Maker hereby acknowledges and agrees that it is in default under the Original Note and the other Loan Documents; it has received due notice of such events of default; such events of default remain uncured after all the applicable cure periods have run; it has not defenses to same; and the Lender is entitled to acceleration of all sums due under the Original Note and the other Loan Documents and all such sums are immediately due and payable without any claim, defense, or setoff. Maker has requested that Lender forbear from the immediate exercise of its remedies under the Original Note and other Loan Documents and agree to restructure the Original Note and amend certain of the other Loan Documents. In this regard, the Maker represents that it is engaged in diligent, good faith negotiations with a third party private equity investor who might ‘take out’ the other secured creditors of the Maker (the “Private Equity Investor”). The Lender covenants that it will keep Lender currently informed of these negotiations and provide Lender with any documentation on a confidential basis that Lender may request.

Lender is willing to do so provided that Maker and its affiliates agree to the modifications set forth in this Amended and Restated Revolving Credit Note and the modifications set forth in

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the other as amended and restated Loan Documents. The Original Note is hereby modified and superseded in its entirety by this Amended and Restated Revolving Credit Note (this “Amended Note”) as follows: (a) the Maturity Date has been extended; (b) the interest rate has been increased; (c) the payment schedule has been restated; (d) [intentionally omitted]; (e) the Cure Periods have been changed; and (f) certain other conforming changes have been made. Upon the execution and delivery of this Amended Note, the Original Note is hereby terminated, void, and of no further force or effect.

Section 1.                Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have their respective meanings assigned to them in the Loan Agreement.

Section 2.                Drawdowns; Amortization.

(a)                There shall be no further Drawdowns under this Amended Note or the Loan Agreement.

(b)               All Drawdowns terminate as provided in this Amended Note.

(c)                Interest and principal for all Drawdown shall be paid in accordance with the Payment and Amortization Schedule attached hereto as Exhibit A. Unless the Maker shall be otherwise notified in writing by Lender, all principal and interest hereunder are payable in lawful money of the United States of America at the office of Lender set forth in the Loan Agreement in immediately available funds.

Section 3.                Prepayment. At the Maker’s sole option and discretion and upon the delivery to Lender of at least three (3) prior trading days’ irrevocable written notice, the Maker may prepay all or any portion of this Amended Note in excess of $50,000 in cash plus the interest allocable to such prepayment that remains outstanding up to and including the prepayment date and any other sum due hereunder or under any other Loan Document.

Section 4.                No Fractional Shares

. [Intentionally omitted].

Section 5.                Lender’s Right of Conversion. [Intentionally omitted].

Section 6.                Conversion Rate. [Intentionally omitted].

Section 7.                Collateral Securing Loan. This Amended Note is the Revolving Credit Note issued pursuant to the terms of the Loan Agreement and is secured pursuant to the provisions of certain “Security Documents” referred to in the Loan Agreement. This Amended Note is entitled to all of the benefits of the Loan Agreement, as amended, and said Security Documents, in each case, as amended, including provisions governing the payment and the acceleration of maturity hereof, which agreements and instruments are hereby incorporated by reference herein and made a part hereof. The occurrence and continuance of an Event of Default thereunder shall constitute a default under this Amended Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or any and all other instruments evidencing and/or securing the indebtedness under this Amended Note, or as may be provided under the law.

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In the event that any holder of this Amended Note shall, during the continuance of any Event of Default, exercise or endeavor to exercise any of its remedies hereunder or under the Loan Agreement or any of the Security Documents, the Maker shall pay all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees, all of which costs and expenses shall be obligations under and part of this Amended Note; and the holder hereof may take judgment for all such amounts in addition to all other sums due hereunder.

Section 8.                Event of Default

. (a) In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), it shall be deemed an Event of Default:

(i)                 Any default in the payment of the principal of, interest on or other charges in respect of this Amended Note, as and when the same shall become due and payable;

(ii)               The Maker shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Amended Note, the Loan Agreement, or the other Loan Documents;

(iii)             There shall be a breach of any of the representations and warranties set forth in the Loan Documents; or

(iv)             the Maker, shall commence, or there shall be commenced against the Maker any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or there is commenced against the Maker any such bankruptcy, insolvency or other proceeding; or the Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of thirty (30) days; or the Maker makes a general assignment for the benefit of creditors; or the Maker shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker for the purpose of effecting any of the foregoing.

(b)               Upon the occurrence of an Event of Default in this Section 8, Maker shall be entitled, to the extent curable, to a period of ten (10) days from the date of occurrence of an Event of Default, in which cure such default (the “Cure Period”).

(c)                Upon the occurrence of an Event of Default hereunder, a default penalty equal to 1.25 times the amount outstanding under this Amended Note, including any accrued but unpaid interest and penalties shall be due and payable to the Lender (the “Default Penalty”). Lender may then, at its sole discretion declare due and payable (a “Default Declaration”) the entire outstanding amount of this Amended Note together with any unpaid interest, the Default

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Penalty and any all of its costs and expenses relating collection and enforcement of this Amended Note.

Upon a Default Declaration, the Lender, in addition to any other rights it may have under any of the Loan Documents or under applicable law, may at its sole discretion sell any collateral securing this Amended Note and apply the proceeds from any such sale to the outstanding amount of this Amended Note. In all events, the Maker shall remain liable for any deficiency between the amount outstanding under this Amended Note and the net proceeds from the sale of any collateral in accordance with the terms hereof.

(d)               The failure of Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to Lender or any subsequent holder. Lender need not provide and the Maker hereby waives any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies available to the Lender upon the occurrence of an Event of Default shall be cumulative.

Section 9.                Stock Splits, etc. [Intentionally omitted].

Section 10.            Waivers. Except for notice specifically provided herein, the Maker hereby waives presentment, demand, dishonor, protest, notice of protest, diligence and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Amended Note, and expressly agrees that this Amended Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker. The Maker hereby further waives the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Amended Note.

Section 11.            Validity of Waivers. No consent or waiver by the holder hereof with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Amended Note shall be valid and binding unless in writing and signed by the Maker and by the holder hereof.

Section 12.            Maximum Rate Allowed by Law. All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Security Documents or the Loan Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an

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amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Obligations (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder. To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Amended Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Amended Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Maker and the Payee.

Section 13.            Governing Law. This Amended Note shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that such laws are superseded by Federal enactments.

The dispute resolution provisions of the Loan Agreement is incorporated herein by this reference.

Section 14.            Intercreditor Agreement. Maker hereto acknowledges and agrees that the terms and provisions of this Amended Note and the other Loan Documents are subject and subordinate, as applicable, to the terms and provisions of that certain intercreditor and subordination Agreement, dated as of March 29, 2013, by and among Hanover Holdings I, LLC, the Grantors, and Renewable Power Resources, LLC.

IN WITNESS WHEREOF, the Maker has caused this Amended Note to be executed by its duly authorized officer as of the date first set forth above.

XZERES CORP.

By: /s/ Frank Greco

Name: Frank Greco

Title: Chief Executive Officer

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